Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 EARNINGS

▪	Interest income increased to $422.7 million for 2025, a 16% increase from prior year
▪	New contract purchases of $1.638 billion for the full year 2025
▪	Net income of $19.3 million, or $0.80 per diluted share for 2025

LAS VEGAS, NV, March 10, 2026 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $5.0 million, or $0.21 per diluted share, for its fourth quarter ended December 31, 2025.

Total revenues for the fourth quarter of 2025 were $109.4 million, an increase of $4.1 million, or 3.9%, compared to $105.3 million for the fourth quarter of 2024. Total operating expenses for the fourth quarter of 2025 were $102.2 million compared to $98.0 million for the 2024 period. Pretax income for the fourth quarter of 2025 was $7.2 million, compared to $7.4 million in the fourth quarter of 2024.

For the twelve months ended December 31, 2025, total revenues were $434.5 million, an increase of approximately $41.0 million, or 10.4% compared to $393.5 million for the twelve months ended December 31, 2024. The $41.0 million increase in total revenue was attributable to a $58.7 million increase in interest income, offset by lower marks on the receivables measured at fair value in the current year when compared to the prior year. Total operating expenses for the twelve months ended December 31, 2025, were $406.5 million, compared to $366.1 million for the twelve months ended December 31, 2024. Pretax income for the twelve months ended December 31, 2025, was $28.0 million, compared to $27.4 million for the twelve months ended December 31, 2024. Net income for the twelve months ended December 31, 2025, increased to $19.3 million from $19.2 million for the twelve months ended December 31, 2024.

For the twelve months ended, CPS purchased $1.638 billion of new contracts compared to $1.682 billion during the same period in 2024. The Company's receivables totaled $3.779 billion as of December 31, 2025, an increase from $3.760 billion as of September 30, 2025, and an increase from $3.491 billion as of December 31, 2024.

Net charge-offs for the twelve months of 2025 were 7.76% of the average portfolio as compared to 7.62% for the same period in 2024. Delinquencies greater than 30 days (including repossession inventory) were 14.77% of the total portfolio as of December 31, 2025, as compared to 14.85% as of December 31, 2024.

“We finished 2025 with the highest recorded revenue in company history,” said Charles E. Bradley, Chief Executive Officer. “After a strong year of origination volume and improvements in operating efficiencies, we are well positioned going into 2026.”

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Conference Call

CPS announced that it will hold a conference call on March 11, 2026, at 1:00 p.m. ET to discuss its fourth quarter 2025 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register-conf.media-server.com/register/BI939b54a85b184d6b8c4cb82440102b17. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Interest income	$108,236	$98,150	$422,698	$363,962
Mark to finance receivables measured at fair value	–	5,000	6,500	21,000
Other income	1,174	2,153	5,272	8,544
	109,410	105,303	434,470	393,506
Expenses:
Employee costs	23,509	23,889	95,369	96,192
General and administrative	12,723	14,422	52,870	54,710
Interest	59,304	52,522	232,024	191,257
Provision for credit losses	(462)	(728)	(2,934)	(5,307)
Other expenses	7,119	7,847	29,138	29,223
	102,193	97,952	406,467	366,075
Income before income taxes	7,217	7,351	28,003	27,431
Income tax expense	2,236	2,206	8,678	8,228
Net income	$4,981	$5,145	$19,325	$19,203

Earnings per share:
Basic	$0.23	$0.24	$0.88	$0.90
Diluted	$0.21	$0.21	$0.80	$0.79

Number of shares used in computing earnings per share:
Basic	21,998	21,412	21,889	21,292
Diluted	23,764	24,274	24,081	24,325

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$6,322	$11,713
Restricted cash and equivalents	165,885	125,684
Finance receivables measured at fair value	3,655,855	3,313,767
Finance receivables, net	520	4,987
Other assets	29,611	37,717
	$3,858,193	$3,493,868

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$65,244	$70,151
Warehouse lines of credit	324,871	410,898
Residual interest financing	142,982	99,176
Securitization trust debt	2,986,574	2,594,384
Subordinated renewable notes	28,986	26,489
	3,548,657	3,201,098

Shareholders' equity	309,536	292,770
	$3,858,193	$3,493,868

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Contracts purchased	$363.03	$457.81	$1,638.33	$1,681.94
Contracts securitized	$392.46	$436.00	1,727.78	1,533.85

Total portfolio balance (1)	$3,778.65	$3,490.96	$3,778.65	$3,490.96
Average portfolio balance (1)	$3,774.26	$3,445.52	3,693.80	3,209.99

Delinquencies (1)
31+ Days	11.83%	12.11%
Repossession Inventory	2.94%	2.74%
Total Delinquencies and Repo. Inventory	14.77%	14.85%

Annualized Net Charge-offs as % of Average Portfolio (1)	8.04%	8.02%	7.76%	7.62%

Recovery rates (1), (2)	28.5%	27.2%	28.8%	30.1%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2025		2024		2025		2024
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$108.24	11.5%	$98.15	11.4%	$422.70	11.4%	$363.96	11.3%
Mark to finance receivables measured at fair value	–	0.0%	5.00	0.6%	6.50	0.2%	21.00	0.7%
Other income	1.17	0.1%	2.15	0.2%	5.27	0.1%	8.54	0.3%
Interest expense	(59.30)	-6.3%	(52.52)	-6.1%	(232.02)	-6.3%	(191.26)	-6.0%
Net interest margin	50.11	5.3%	52.78	6.1%	202.45	5.5%	202.25	6.3%
Provision for credit losses	0.46	0.0%	0.73	0.1%	2.93	0.1%	5.31	0.2%
Risk adjusted margin	50.57	5.4%	53.51	6.2%	205.38	5.6%	207.56	6.5%
Other operating expenses (5)	(43.35)	-4.6%	(46.16)	-5.4%	(177.38)	-4.8%	(180.13)	-5.6%
Pre-tax income	$7.22	0.8%	$7.35	0.9%	$28.00	0.8%	$27.43	0.9%

(1)  Excludes third party portfolios.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

(5)  Total pre-tax expenses less provision for credit losses and interest expense.

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